Free Writing Prospectus pursuant to Rule 433 dated May 1, 2025 / Registration Statement No. 333-284538 STRUCTURED INVESTMENTS Opportunities in Commodities GS Finance Corp.

Market-Linked Barrier Notes Based on the Price of the SPDR® Gold Trust due June 3, 2027

The Market-Linked Barrier Notes do not bear interest and are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc.

You should read the accompanying preliminary pricing supplement dated May 1, 2025, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

		Market-Linked Barrier Notes Diagram*

ETF Performance
Note Performance
200%
150%
130%
105%
100%
50%
0%
0%
50%
100%
130%
150%
200%
Hypothetical Payment at Maturity as % of Stated Principal Amount
Hypothetical Final ETF Price as % of Initial ETF Price

KEY TERMS
Company (Issuer) / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Underlying ETF:	SPDR® Gold Trust (current Bloomberg symbol: “GLD UP Equity”)
Pricing date:	expected to price on or about May 14, 2025
Original issue date:	expected to be May 19, 2025
Valuation date:	expected to be May 28, 2027
Stated maturity date:	expected to be June 3, 2027
Payment at maturity (for each $1,000 stated principal amount of your notes):
•
If the final ETF price is greater than the upper barrier, $1,000 + ($1,000 × base return);
•
if the final ETF price is equal to or less than the upper barrier, but greater than the initial ETF price, $1,000 + ($1,000 × ETF percent change); or
•
if the final ETF price is equal to or less than the initial ETF price, $1,000.

		Hypothetical Final ETF Price (as Percentage of Initial ETF Price)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
Upper barrier:	130.00% of the initial ETF price	200.000%	200.000%
Base return:	5.00%	175.000%	105.000%
ETF percent change:	(final ETF price - initial ETF price) / initial ETF price	150.000%	105.000%
Initial ETF price:	the closing price of the underlying ETF on the pricing date	131.000%	105.000%
Final ETF price:	the closing price of the underlying ETF on the valuation date	130.000%	130.000%
CUSIP / ISIN:	40058HUH0 / US40058HUH01	120.000%	120.000%
Estimated value range:	$905 to $965 (which is less than the original issue price; see the accompanying preliminary pricing supplement)	110.000%	110.000%
		105.000%	105.000%
		104.000%	104.000%
		102.000%	102.000%
		100.000%	100.000%
		75.000%	75.000%
		50.000%	100.000%
		30.000%	100.000%
		25.000%	100.000%
		0.000%	100.000%

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying ETF (including historical closing prices of the underlying ETF), the terms of the notes and certain risks.

About Your Notes

The amount that you will be paid on your notes on the stated maturity date is based on the performance of the SPDR® Gold Trust as measured from the pricing date to and including the valuation date.

At maturity, if the final ETF price is greater than the upper barrier, the return on your notes will be positive and equal to the base return. In this case, although the return on your notes will be positive, it will be significantly less than the ETF percent change. If the final ETF price is equal to or less than the upper barrier but greater than the initial ETF price, the return on your notes will be positive and equal to the ETF percent change. If the final ETF price is equal to or less than the initial ETF price, you will receive the stated principal amount of your investment, without any positive return on your notes.

The notes are for investors who are willing to forgo interest payments for the potential to receive exposure to a limited range of appreciation in the price of the underlying ETF in exchange for the risk of receiving a return limited to the base return if the underlying ETF appreciates by more than 30.00%, without participating in the negative return of the underlying ETF.

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, general terms supplement no. 17,741 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, general terms supplement no. 17,741 and preliminary pricing supplement and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, general terms supplement no. 17,741 and preliminary pricing supplement if you so request by calling (212) 357-4612.

The notes are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

•
Preliminary pricing supplement dated May 1, 2025
•
General terms supplement no. 17,741 dated February 14, 2025
•
Prospectus supplement dated February 14, 2025
•
Prospectus dated February 14, 2025

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying ETF (including historical closing prices of the underlying ETF), the terms of the notes and certain risks.

RISK FACTORS

An investment in the notes is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying general terms supplement no. 17,741, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Risk Factors” in the accompanying preliminary pricing supplement, “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 17,741, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus. Your notes are a riskier investment than ordinary debt securities. You should carefully consider whether the offered notes are appropriate given your particular circumstances.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
Your Notes Do Not Bear Interest
▪
You May Receive Only the Stated Principal Amount of Your Notes at Maturity
▪
The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
The Potential for the Value of Your Notes to Increase Will Be Limited
▪
The Return on Your Notes May Change Significantly Despite Only a Small Change in the ETF Price
▪
The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes
▪
The Amount Payable on Your Notes Is Not Linked to the Price of the Underlying ETF at Any Time Other than the Valuation Date
▪
The Market Value of Your Notes May Be Influenced By Many Unpredictable Factors
▪
The Return on Your Notes Will Not Reflect Any Dividends Paid on the Underlying ETF
▪
Investing in the Notes Is Not Equivalent to Investing in the Underlying ETF; You Have No Shareholder Rights or Rights to Receive Any Shares of the Underlying ETF
▪
We May Sell an Additional Aggregate Stated Principal Amount of the Notes at a Different Issue Price
▪
If You Purchase Your Notes at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected

Risks Related to Conflicts of Interest

▪
Other Investors May Not Have the Same Interests as You

Additional Risks Related to the Underlying ETF

▪
The Policies of the Underlying ETF’s Investment Advisor Could Affect the Amount Payable on Your Notes and Their Market Value
▪
Except to the Extent GS&Co. and One or More of Our Other Affiliates Act as Authorized Participants in the Distribution of, and, at Any Time May Hold Shares of the Underlying ETF, There Is No Affiliation Between the Underlying ETF Investment Advisor and Us
▪
There Is No Assurance That an Active Trading Market Will Continue For the Underlying ETF or That There Will Be Liquidity in Any Such Trading Market; Further, the Underlying ETF Is Subject to Custody Risks
▪
Ongoing Commodities-Related Regulatory Investigations And Private Litigation Could Affect Prices for Commodities, Which Could Adversely Affect Your Notes
▪
Legal and Regulatory Changes Could Adversely Affect the Return on and Value of Your Notes

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying ETF (including historical closing prices of the underlying ETF), the terms of the notes and certain risks.

▪
The Underlying ETF Is a Concentrated Investment in a Single Commodity and Does Not Provide Diversified Exposure
▪
The Value of the Shares of the Underlying ETF Relates Directly to the Value of the Gold Held by the Underlying ETF and Fluctuations in the Price of Gold Could Materially Adversely Affect an Investment in the Underlying ETF’s Shares
▪
Fees and Expenses Payable by the Underlying ETF Are Charged Regardless of Profitability and May Result in a Depletion of its Assets
▪
Potential Discrepancies, or Future Changes, in the Calculation of the LBMA Gold Price PM Could Have an Adverse Effect on the Value of the Underlying ETF
▪
The Amount of Gold Represented by the Shares of the Underlying ETF Will Continue to Be Reduced During the Life of the Underlying ETF Due to the Underlying ETF’s Expenses
▪
Termination or Liquidation of the Underlying ETF Could Adversely Affect the Value of the Notes

Risks Related to Tax

▪
Your Notes Will Be Treated as Debt Instruments Subject to Special Rules Governing Contingent Payment Debt Instruments for U.S. Federal Income Tax Purposes

The following risk factors are discussed in greater detail in the accompanying general terms supplement no. 17,741:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
If the Value of an Underlier Changes, the Market Value of Your Notes May Not Change in the Same Manner
▪
Past Performance is No Guide to Future Performance
▪
Your Notes May Not Have an Active Trading Market
▪
The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes
▪
The Calculation Agent Can Postpone the Determination Date, Averaging Date, Call Observation Date or Coupon Observation Date If a Market Disruption Event or Non-Trading Day Occurs or Is Continuing
▪
With Respect to Notes Linked to Index Stocks or Exchange-Traded Funds, You Have Limited Anti-Dilution Protection

Risks Related to Conflicts of Interest

▪
Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes
▪
Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients Could Negatively Impact Investors in the Notes
▪
Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
▪
You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes
▪
Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Underlier or Underliers or Constituent Indices, As Applicable, the Investment Advisors of the Underlier or Underliers, As Applicable, or the Issuers of the Underlier or the Underlier Stocks or Other Entities That Are Involved in the Transaction
▪
The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying ETF (including historical closing prices of the underlying ETF), the terms of the notes and certain risks.

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪
The Return on Indexed Notes May Be Below the Return on Similar Securities
▪
The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪
An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment
▪
An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪
We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪
Information About an Index or Indices May Not Be Indicative of Future Performance
▪
We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements

▪
The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
▪
The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders.

TAX CONSIDERATIONS

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Supplemental Discussion of U.S. Federal Income Tax Consequences” concerning the U.S. federal income tax consequences of an investment in the notes, and you should consult your tax advisor.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying ETF (including historical closing prices of the underlying ETF), the terms of the notes and certain risks.